LONE STAR INDUSTRIES, INC.




                        ROSEBUD INCENTIVE PLAN




                               ARTICLE I

                                Purpose

          The purpose of this Rosebud Incentive
Plan (the "Plan") is to enable
   Reorganized Lone Star (the "Company") to offer key employees of the Company and Affiliates (as defined below) incentive awards based upon the consideration received in connection with the disposition of assets or stock owned, directly or indirectly, by Rosebud
Holdings, Inc. ("Rosebud"), thereby rewarding such key employees, and strengthening the mutuality of interests between key employees of the Company, the Company's shareholders and noteholders and Rosebud (and its noteholders).

                              ARTICLE II
                              Definitions
          Capitalized terms used in this Plan
shall have the following meanings:
          2.1  "Affiliate" of the Company shall
mean any individual, corporation,
 partnership, association, trust or unincorporated organization that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

          2.2  "Asset Proceeds Notes" shall have
the meaning set forth in the
 Modified Plan.

          2.3  "Award" shall mean any award under
this Plan.

          2.4  "Bankruptcy Court" shall have the
meaning set forth in the
 Modified Plan.

          2.5  "Board" shall mean the Board of
Directors of the Company.

          2.6  "Committee" shall mean the
Compensation Committee of the Board.

          2.7  "Disposition" shall mean any sale
of Rosebud stock and/or the
 disposition of all or part of the Non-Core
Assets.

          2.8  "Effective Date" shall have the
meaning set forth in the Modified Plan.

          2.9  "Eligible Employees" shall mean the
employees of the Company
 and its Affiliates who are eligible pursuant to
Article 5 to be granted Awards under this Plan.

          2.10 "Modified Plan" shall mean the
Modified Amended Consolidated
 Plan of Reorganization, dated November 4, 1993, as amended, filed by the Company and certain of its Affiliates and confirmed by the Bankruptcy Court on February 17, 1994.

          2.11 "Non-Core Assets" shall have the
meaning set forth in the
 Modified Plan.

          2.12 "Participant" shall mean an
Eligible Employee to whom an Award
 has been made pursuant to this Plan.

          2.13 "Payment" shall mean the payment in full in cash of the principal amount of the Asset Proceeds Notes, together with all accrued interest thereon.

          2.14 "Payment Date" shall mean the date
of the Payment.

          2.15 "Reorganized Lone Star" shall have
the meaning set forth
 in the Modified Plan.

          2.16 "Value Pool Income" shall mean 20%
of the amount realized
 on any Disposition in excess of the amount of the Payment; provided, however, that the value pool income may not be in excess of $5,000,000.


ARTICLE III

Administration

          3.1  The Committee.  The Plan shall be
administered
 and interpreted by the Committee.

          3.2  Awards.  The Committee shall, from
time to time, have full
 authority to select Participants and grant Awards payable from available Value Pool Income, pursuant to the terms of this Plan. In particular, the Committee shall have the authority:
:

          (a)  to select the Eligible Employees to
whom Awards may
 from time to time be granted hereunder; and

          (b)  to determine the terms and
conditions, not inconsistent
 with the terms of this Plan, of any Award granted hereunder (including, but not limited to, any restriction or limitation, or any forfeiture restrictions or waiver thereof, regarding any Award, based on such factors, if any, as the Committee shall determine, in its sole discretion).

          3.3  Guidelines.  The Committee shall
have the authority
to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and perform acts, including the delegation of its administrative responsibilites, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan; and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect.

          3.4  Decisions Final.  Any decision,
interpretation or other
action made or taken by or at the direction of the Company, the Board, or the Committee
(or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

          3.5  Reliance on Counsel.  The Company,
the Board or the
 Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it pursuant to the advice of such counsel.


ARTICLE IV
Value Pool Income Limitations

          There is no limit as to the maximum
number of Awards granted
 under this Plan from time to time; provided, however, that notwithstanding anything in this Plan to the contrary, no Participant may receive more than 15% of the Value
Pool Income, the aggregate value of all Awards granted under this Plan shall not exceed the total amount of the Value Pool
Income, and no amount may be paid
under this Plan until the Payment has been made in full in cash.


ARTICLE V
Eligibility
          Key employees of the Company and its
Affiliates are eligible
 to be granted Awards under this Plan, provided that they are employed at the date of the grant of an Award. Eligibility under this Plan shall be determined by the Committee.


                              ARTICLE VI
              Allocation and Payment of Value Pool
Income

          Any Disposition(s) occurring in
connection with or after  the
Payment Date shall result in Value Pool Income.
The Committee shall, as soon as
practicable after any such Disposition, distribute the Value Pool Income to Participants, subject to Section 9.4.

                              ARTICLE VII
                 Termination or Amendment of the
Plan
          Notwithstanding any other provision of
this Plan, the Board
 may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise.

                             ARTICLE VIII
                             Unfunded Plan
          This Plan is intended to constitute an
"unfunded" plan for
 incentive and deferred compensation. Nothing contained herein shall give any
Participant any rights that are greater than those of a general creditor of the Company.

                              ARTICLE IX
                          General Provisions
          9.1  Other Plans. Nothing contained in
this Plan shall prevent
 the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required;
and such arrangements may be
either generally applicable or applicable only in specific cases.

          9.2  Additional Awards.  Other than as
provided in Article IV
hereof, neither this Plan nor any grant of an Award hereunder shall prevent or in any manner limit the right of the Committee to grant additional Awards.

          9.3  No Right to Employment.  Neither
this Plan nor the grant
 of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or an Affiliate by which an employee is employed to terminate his employment at any time.

          9.4  Withholding of Taxes.  The Company
shall have the right
 to deduct from any payment to be made pursuant to this Plan, any Federal, state or local taxes required by law to be withheld.

          9.5  Successors and Assigns.  The Plan
shall be binding on the
 Company and its successors and assigns, including any purchaser of all or substantially all of the assets of the Company and the surviving entity of any merger or consolidation to which the Company is a party.

          9.6  Governing Law.  This Plan and
actions taken in connection
 herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New
York principles of conflict of laws).

          9.7  Construction.  Wherever any words
are used in this Plan in the
 masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

          9.8  Liability.  No member of the Board,
no employee of the Company
 and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. Consistent with applicable law, members of the Board and the Committee will be entitled to indemnfication for any act or action hereunder, whether of omission or commission, to the fullest extent permitted by the Company's Certificate of Incorporation and By-Laws as now or hereinafter in effect.

          9.9  Other Benefits.  No Award payment
under this Plan shall be
 deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

          9.10 Costs.  The Company shall bear all
expenses included in
 administering this Plan.


          9.11 No Right to Same Benefits.  Awards
need not be the same with
 respect to each Participant.

                               ARTICLE X
                        Effective Date of Plan
          The Plan shall become effective upon the Effective Date.

                              ARTICLE XI
                             Term of Plan
          No Award shall be granted pursuant to
this Plan sixty (60) days
 after the later to occur of: (i) the disposition of the stock of Rosebud; or (ii) the disposition of all of the Non-Core Assets.


ARTICLE XII
Name of Plan
     This Plan shall be known as "The Lone Star
Industries, Inc.
  Rosebud Incentive Plan."